SCHEDULE A

        Funds to be Serviced Under Fund Accounting Service Agreement

THE DUNHAM FUNDS

Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund*
Dunham Loss Averse Equity Income Fund*
Dunham Focused Large Cap Growth Fund* Dunham Alternative Income Fund*
Dunham Alternative Strategy Fund*
Dunham Floating Rate Bond Fund*
Dunham International Opportunity Bond Fund*

* This schedule was amended on:

May 14, 2008 to add Dunham Monthly Distribution Fund;

March 23, 2010 to add Dunham Loss Averse Growth Fund (now named Dunham Loss Averse Equity Income Fund);

September 20, 2011 to add Dunham Focused Large Cap Growth Fund;

June 19, 2012 to add Dunham Alternative Income Fund;

December 18, 2012 to add Dunham Alternative Strategy Fund;

September 17, 2013 to add Dunham Floating Rate Bond Fund and Dunham International Opportunity Bond Fund.

AMENDED SCHEDULE B

FUND ACCOUNTING FEE SCHEDULE

Amendment dated as of the 1st day of May, 2013, to the Fund Accounting Service Agreement dated January 15, 2008, by and between the Dunham Funds and Gemini Fund Services, LLC.

FUND ACCOUNTING SERVICE FEE

For the services rendered by GFS in its capacity as fund accounting agent to those funds listed on Schedule A (collectively, the “Dunham Funds”), the Dunham Funds shall pay GFS, within ten (10) days after receipt of an invoice from GFS at the beginning of each month, a fee equal to one-twelfth (1/12) of the following (pro-rating for partial months):

ANNUAL FEE):

Minimum fee:  $300,000

OR -   based upon the prior month’s average net assets:

Assets up to $500 Million

-  3 basis points

Assets greater than $500 Million

-  1 basis point

 OUT OF POCKET EXPENSES

Each fund shall reimburse GFS for any out-of-pocket expenses, exclusive of salaries, advanced by GFS in connection with but not limited to the printing or filing of documents for a fund, travel, telephone, quotation services (currently (1) $0.12 per equity valuation, $0.60 per bond valuation, and $1.50 for each foreign quotation or manual quote insertion), facsimile transmissions, stationery and supplies, record storage, NASDAQ insertion fee ($22 (1) per month), pro rata portion of annual SSAE 16 review, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. GFS shall provide each fund with a monthly invoice of such expenses and the fund shall reimburse GFS within fifteen (15) days after receipt thereof.

(1) Rate subject to change on 30 days’ notice.

SPECIAL REPORTS

All reports and /or analyses requested by a fund, its auditors, legal counsel, portfolio manager, or any regulatory agency  having jurisdiction over the fund, that are not in the normal course of fund accounting activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon  in advance, based upon the following rates:

                       Labor:

                         Senior staff - $150.00/hr.

                         Junior staff - $ 75.00/hr.

                        Computer time - $45.00/hr.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

AGREED AND ACCEPTED:

DUNHAM FUNDS	GEMINI FUND SERVICES, LLC
BY: /s/ Jeffrey A. Dunham	BY: /s/ Kevin Wolf
Name: Jeffrey A. Dunham	Name: Kevin Wolf

Title: President and Chief Executive Officer	Title: President